EXHIBIT 99

Form 3 Joint Filer Information

Name:	Penske Capital Partners, LLC

Address:	One Harmon Plaza, 9th Floor Secaucus, NJ 07094

Designated Filer:	Worldwide Training Group, LLC

Issuer & Ticket: Symbol	Universal Technical Institute, Inc. (UTI)

Date of Event
Requiring Statement:	12/16/2003

Signature:	Penske Capitals Partners, LLC

/s/ James A. Hislop
By:	James A. Hislop President & CEO